Exhibit 99.1

NEWS RELEASE

LINCOLN FINANCIAL GROUP REPORTS THIRD QUARTER EARNINGS
Announces Settlement of Swiss Re Dispute

Philadelphia, PA, October 29, 2002 – Lincoln National Corporation, the parent company of the Lincoln Financial Group of companies, today reported income from operations of $73.0 million, or $.40 per diluted share for its third quarter 2002. By comparison, income from operations for the third quarter of 2001 was $143.2 million, or $.74 per diluted share.

     Late today, Lincoln reached agreement with Swiss Re regarding the closing balance sheet dispute from the sale of Lincoln’s reinsurance business in December of 2001. The settlement agreement provides for a payment of $195 million, which settles all of the $770 million closing balance sheet disputed matters, and results in a $126.8 million, after-tax reduction in the deferred gain on the sale. In addition, Lincoln will pay the $100 million claim liability resulting from the personal accident reserve increase announced last week. There is no longer any ongoing risk sharing of the reinsurance business and the parties have agreed to drop all pending litigation.

     “We are delighted that going forward we have eliminated the uncertainty associated with these matters and can concentrate on our core business fundamentals,” said Jon A. Boscia, chairman and chief executive officer. “Our previous market guidance would have projected earnings of $.46 versus the $.40 actually reported.

Because of the many moving parts associated with negotiating the Swiss Re settlement and the Unicover Managers arbitration decision, we felt it would not be prudent to comment on earnings before the release,” he added. Included in the third quarter net income is a charge of $7 million, after-tax to adjust the cumulative amortization of the deferred gain on the sale resulting from the settlement.

     Regarding the third quarter, consolidated domestic retail deposits, which include annuities, mutual funds and other personal wealth accumulation products, were $3.1 billion for the quarter and $9.4 billion for the first nine months of 2002. As of September 30, 2002, assets under management were $113.5 billion and assets on the company’s balance sheet were $90.4 billion.

     “Lincoln’s sales were strong and total net flows improved by $495 million over the third quarter 2001. We gained market share and made good progress in a number of key areas. One example of this is expense improvement in each manufacturing segment. We continue to focus on the company’s controllables in order to position Lincoln’s earnings for growth in better markets,” said Boscia. “The decline in our earnings was primarily the result of the continued dramatic equity market downturn, the impact of which was in line with the very detailed guidance we provided right after we reported second quarter earnings,” he added.

     For the quarter a net loss of $125.5 million, after-tax was reported, or $.68 per diluted share and includes a $175.5 million, after-tax, increase in reserves on exited reinsurance business, a cumulative deferred gain amortization adjustment of $.9 million after-tax, a net loss on the investment portfolios of $23.4 million and a positive $1.3 million reserve release from true-up of restructuring charges taken in past periods. By comparison, net income for the third quarter of 2001 was $119.1 million, or $.61 per diluted share and included a loss on investments of $24.1 million.

Lincoln Retirement

Income from operations for Lincoln Retirement was $22.8 million, compared to $72.4 million in the third quarter of 2001. The equity markets impacted the retirement segment by $52.8 million, which included the loss of fee income form declining account balances, DAC unlocking and GMDB payments and reserve increase. New annuity deposits were $1.69 billion, up seven percent over third quarter 2001. Net flows were slightly positive even with the previously announced loss of a $294 million deferred compensation plan in the quarter. In addition, on a year-to –date basis, net flows were a positive $380 million, compared to net cash outflows of $526 million in the first nine months of 2001. “Within this segment we’ve increased market share this year in both fixed and variable businesses while maintaining our pricing discipline and avoiding product features that may compromise future profitability or increase risks,” said Boscia.

Life Insurance

Life Insurance income from operations was $63.4 million compared to $70.1 million for the third quarter 2001. This quarter’s lower results were primarily due to declining equity markets, reduced interest margin and lower partnership investment and hedge fund earnings partially offset by the absence of goodwill amortization. Growth in sales and in-force remain strong. First year retail life insurance premiums were approximately $174 million, an increase of 31 percent over the third quarter 2001, primarily due to higher sales in universal and whole life products. Life insurance in-force increase to $248 billion, up nine percent from a year ago, primarily reflecting strong sales and continued favorable persistency.

Delaware Investments

Delaware Investments reported third quarter earnings of $4.0 million, down $3.5 million from the same period last year, excluding the amortization of goodwill. “Delaware achieved positive net flows in both institutional and retail funds despite the challenging market conditions and recorded higher asset levels than a year ago which speaks to continued improvement in the fundamentals of the operation,” said Boscia.

Lincoln UK

Lincoln UK reported no earnings in the third quarter versus $10.1 million reported in the same period a year ago. The FTSE under-performed Lincoln’s assumptions by 23 percent for the quarter and that had a negative impact on earnings of $15.7 million, primarily the result of unlocking of deferred policy acquisition costs and present value of in-force. The result is in line with the guidance provided.

Corporate & Other

     Corporate and Other reported a loss of $17.2 million for the third quarter. As of September 30, 2002, the book value of Lincoln National Corporation common stock with securities at cost was $25.61, compared with $26.87 a year ago. Book value with securities at market was $30.37, compared with $28.29 a year ago. During the third quarter, a total of 7.2 million shares were repurchased at a total cost of $247.8 million.

     Lincoln Financial Group will discuss the company’s third quarter results in a conference call beginning at 10:00 am (EST) on Wednesday, October 30, 2002.

     Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets over $90 billion and had annual consolidated revenues of $6.4 billion in 2001. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

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Forward-Looking Statements — Cautionary Language

Certain statements made in this press release are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. These risks and uncertainties include, among others, subsequent significant changes in: the company (e.g., acquisitions and divestitures of legal entities and blocks of business — directly or by means of reinsurance transactions including the recently completed divestiture of LNC’s reinsurance business); financial markets (e.g., interest rates and securities markets); competitors and competing products and services; LNC’s ability to operate its businesses in a relatively normal manner; legislation (e.g., corporate, individual, estate and product taxation); the price of LNC’s stock; accounting principles generally accepted in the United States; regulations (e.g., insurance and securities regulations); and debt and claims paying ratings issued by nationally recognized statistical rating organizations.

Other risks and uncertainties include: the risk that significant accounting, fraud or corporate governance issues may adversely affect the value of certain investments; whether necessary regulatory approvals are obtained (e.g., insurance department, Hart-Scott-Rodino, etc.) and, if obtained, whether they are obtained on a timely basis; whether proceeds from divestitures of legal entities and blocks of business can be used as planned; litigation, arbitration and other actions [e.g., a) adverse decisions in significant actions including but not limited to extracontractual and class action damage cases, b) new decisions which change the law, c) unexpected trial court rulings,
d) unavailability of witnesses and e) newly discovered evidence]; acts of God (e.g., hurricanes, earthquakes and storms); whether there will be any significant charges or benefits resulting from the contingencies described in the footnotes to LNC’s consolidated financial statements; acts of terrorism or war; the stability of governments in countries in which LNC does business; and other insurance risks (e.g., policyholder mortality and morbidity).

The risks included here are not exhaustive. Lincoln National Corporation’s annual reports on Form 10-K, quarterly reports on
Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission include additional risks and factors which could impact LNC’s business and financial performance. Moreover, LNC operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the impact of all risk factors on LNC’s business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undo reliance on forward-looking statements as a prediction of actual results or a projection of earnings.

This press release was issued on October 29, 2002 and all information in this release is as of October 29, 2002. LNC undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in LNC’s expectations.

Media Contact:
D’Arcy Rudnay
215 448-1454
mediarelations@LFG.com

Investor Contact:
Priscilla Brown
215 448-1422
investorrelations@LFG.com

LINCOLN NATIONAL CORPORATION

Digest of Earnings

	3rd Quarter Ended September 30
	2002(a)	2001(b)
Revenue	$1,140,958,000	$1,609,262,000
Net Income	($125,462,000)	$119,051,000
Share Earnings (Basic)
Net Income	($.69)	$.63
Share Earnings (Diluted)
Net Income	($.68)	$.61
Average Number of Shares (Basic)	181,295,515	189,728,473
Average Number of Shares (Diluted)	183,897,105	194,785,343

	Nine Months Ended September 30
	2002(a)	2001(b)
Revenue	$3,412,379,000	$4,907,050,000
Net Income	$28,395,000	$420,990,000
Share Earnings (Basic)
Net Income	$.15	$2.23
Share Earnings (Diluted)
Net Income	$.15	$2.18
Average Number of Shares (Basic)	184,658,447	188,632,491
Average Number of Shares (Diluted)	188,153,685	193,460,592

(a)	Net income for 2002 includes realized losses on investments of $23.4 million in the quarter and $143.4 million in the nine months and charges related to the business sold through reinsurance of $175.5 million in the quarter and $189.9 million in the nine months.

(b)	Net income for 2001 includes realized losses on investments of $24.1 million in the quarter and $48.8 million in the nine months.